Exhibit 99.1

July 21, 2008



Quarterly Report
Second Quarter 2008



For the second quarter of 2008, earnings for your company were down 22.5%. We reported a $1.49 million profit for the second quarter of 2008, compared with $1.92 million for the second quarter of 2007. On a year to date basis, earnings for the first six months ended June 30, 2008, were $2.68 million compared to $3.48 million, a 23% drop in earnings. Assets totaled $636.5 million on June 30, 2008, a 0.9% drop from the June 30, 2007 $642.3 million figure.

Our national economy still continues to face an ongoing weakness, and to a large degree our regional economy is facing those same issues. Evidence of those concerns is the increase in the cost of fuel, the slow down of home sales, and the decline in home values. Additionally, some industries have eliminated overtime and others have cut jobs, as demand for products has diminished.

At Kentucky Bank we have seen some increase in loan demand in the second quarter of this year. Total loans have increased from $410.8 million at the end of March 31, 2008 to $418.8 million at the end of June 30, 2008. While the current economic situation requires us to be more cautious, we want to be looking to the future when the economy rebounds. Progress is being made on the construction of our new Nicholasville office. Our new Morehead office continues to see increased business activity. We are continuing to look at new products and services, as well as focusing on our delivery of premier customer service.

Our major focus at this time is to put things in proper perspective while continuing to do those things that have made us successful in the past. As always, we appreciate your support and confidence.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      6/30/2008          6/30/2007            Change

Assets
  Cash & Due From Banks                             $  15,226,169      $  13,814,495           10.2%
  Securities                                          160,963,442        124,552,170           29.2
  Loans Held For Sale                                      80,000            129,375          -38.2
  Loans                                               418,819,532        430,537,848           -2.7
  Reserve for Loan Losses                               5,393,760          4,955,675            8.8
    Net Loans                                         413,425,772        425,582,173           -2.9
  Federal Funds Sold                                       98,000         34,336,000          -99.7
  Other Assets                                         46,711,286         43,870,572            6.5
     Total Assets                                    $636,504,669       $642,284,785           -0.9%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  93,376,264      $  98,355,042           -5.1%
    Savings & Interest Checking                       139,022,703        159,365,171          -12.8
    Certificates of Deposit                           222,800,353        234,284,067           -4.9
      Total Deposits                                  455,199,320        492,004,280           -7.5
  Repurchase Agreements                                10,031,490          9,986,071            0.5
  Other Borrowed Funds                                109,114,118         78,451,464           39.1
  Other Liabilities                                     6,058,740          6,306,593           -3.9
    Total Liabilities                                 580,403,668        586,748,408           -1.1
  Stockholders' Equity                                 56,101,001         55,536,377            1.0
    Total Liabilities & Stockholders' Equity        $ 636,504,669      $ 642,284,785           -0.9%


CONSOLIDATED INCOME STATEMENT
                                                Six Months Ending                  Three Months Ending
                                                                Percentage                           Percentage
                                       6/30/2008     6/30/2007    Change    6/30/2008     6/30/2007    Change
Interest Income                       $17,928,273   $19,840,321    -9.6%   $ 8,675,414   $10,033,758   -13.5%
Interest Expense                        7,994,715     9,721,220   -17.8      3,637,531     4,886,765   -25.6
  Net Interest Income                   9,933,558    10,119,101    -1.8      5,037,883     5,146,993    -2.1
Loan Loss Provision                       900,000       320,000   181.3        500,000       170,000   194.1
  Net Interest Income After Provision   9,033,558     9,799,101    -7.8      4,537,883     4,976,993    -8.8
Other Income                            4,034,664     3,937,491     2.5      2,059,536     2,092,206    -1.6
Other Expenses                          9,616,147     8,948,426     7.5      4,654,734     4,401,234     5.8
  Income Before Taxes                   3,452,075     4,788,166   -27.9      1,942,685     2,667,965   -27.2
Income Taxes                              773,487     1,308,461   -40.9        457,059       749,829   -39.0
  Net Income                          $ 2,678,588   $ 3,479,705   -23.0    $ 1,485,626   $ 1,918,136   -22.5
Net Change in Unrealized Gain (loss)
  on Securities                          (850,270)   (1,380,264)   38.4     (1,342,153)   (1,339,196)   -0.2
  Comprehensive Income                $ 1,828,318   $ 2,099,441    -0.1    $   143,473   $   578,940    -0.8

Selected Ratios
  Return on Average Assets                  0.85%         1.08%                  0.94%         1.20%
  Return on Average Equity                   9.1          12.3                   10.1          13.6

  Earnings Per Share                      $ 0.95        $ 1.22                 $ 0.53        $ 0.67
  Earnings Per Share - assuming
   Dilution                                 0.95          1.21                   0.53          0.67
  Cash Dividends Per Share                  0.56          0.54                   0.28          0.27
  Book Value Per Share                     20.34         19.43

  Market Price                         High        Low         Close
    Second Quarter '08                 $30.00      $27.00      $27.25
    First Quarter '08                  $31.75      $29.50      $29.50